Exhibit 99.2

AMERICA’S CAR-MART, INC.

2024 EQUITY INCENTIVE PLAN

RESTRICTED STOCK AGREEMENT

You have been selected to receive the following Award under the America’s Car-Mart, Inc. 2024 Equity Incentive Plan (the “Plan”):

Participant:

Award Date:

Number of Shares of Restricted Stock Awarded:

Period(s) of Restriction:	Shares shall vest in _______ (____) equal annual installments, subject to the Participant’s continuous employment or service with the Company or its subsidiaries as of the vesting date and satisfaction of any other conditions set forth in this Agreement or the Plan, as more particularly set forth in the following vesting schedule:

	Vesting Date	Number of Shares

THIS AGREEMENT, effective as of the Award Date set forth above, between the Participant (hereinafter “you” or “your”) and America’s Car-Mart, Inc., a Texas corporation (hereinafter the “Company”), is made pursuant to the provisions of the Plan. The capitalized terms appearing in this Agreement shall have the definitions set forth herein, or if not so defined, as ascribed to them in the Plan. The parties hereto agree as follows:

1.       Service with the Company. Except as otherwise provided herein, each Award is conditioned on your continuous employment or service with the Company or its subsidiaries from the Award Date through the end of the Period of Restriction with respect to a Share. However, neither this condition nor the Award evidenced by this Agreement will impose upon the Company or its subsidiaries any obligation to retain you in its employment or service for any given period or upon any specific terms.

2.       Limitations During Period of Restriction. During the Period of Restriction applicable to any Share, you will not be able to transfer such Share, whether voluntarily or involuntarily, by operation of law or otherwise, except as provided in the Plan. The Company may choose to hold your stock certificates or book-entry account representing the Shares in escrow until the end of your Period of Restriction and then deliver the stock certificates or book-entry account representing the Shares to you as soon as practicable thereafter. If the Company issues such stock certificates or provides a statement representing such book-entry Shares to you prior to the end of your Period of Restriction, a legend may be placed on any such certificate or other document delivered to you indicating restrictions on transferability of the Shares pursuant to this Agreement or any other restrictions that the Administrator may deem advisable under the rules, regulations and other requirements of the Securities and Exchange Commission, any applicable federal or state securities laws or any stock exchange on which the shares of Common Stock are then listed or quoted. You must execute the irrevocable proxy, which is attached to this Agreement as Exhibit A, to grant the Company the right to vote your Shares during the applicable Period of Restriction. You will not have the right to receive any dividends and other distributions paid with respect to your Shares during the Period of Restriction.

3.       Lapse of Restrictions. Once your Period of Restriction ends with respect to any Share, you will normally be entitled to all rights of ownership to such Share. Under certain circumstances described in the Plan, however, these rights may be delayed or subject to additional limitations or restrictions.

4.       Taxes Due On Shares. Normally, when the Period of Restriction ends on any Share, you will be responsible for federal, state, and local taxes (including, without limitation, your FICA obligation) on the current Share value as of the vesting date. The Company has the right to deduct, withhold or take other actions to collect such taxes from you, as described in the Plan; however, any tax liability resulting from this Award remains your responsibility. You may have the right, by properly filing an election under Section 83(b) of the Internal Revenue Code of 1986, as amended (the “Code”), within thirty (30) days after the initial grant of your Shares hereunder, to elect to be taxed immediately on the value of your Shares in excess of the price paid, determined at date of grant. It is your sole responsibility and not the Company’s to decide whether to make such an election under Section 83(b) of the Code and to timely file all necessary paperwork with the appropriate governmental authorities. If you make an election under Section 83(b) of the Code, you are also required to promptly notify the Company by sending a copy of your written election form to: Vickie D. Judy, Chief Financial Officer, America’s Car-Mart, Inc., 1805 N 2nd St, Suite 401, Rogers, AR 72756.

5.       Effect of Termination. Except as set forth in Section 6 below, if you separate from service with the Company or its subsidiaries for any reason, any Shares which are still subject to a Period of Restriction as of your separation date will be immediately forfeited and returned to the Company.

6.       Change in Control.

(a)        Notwithstanding any other provision of this Agreement to the contrary, except as provided in Section 6(b) herein, if a Double Trigger Event occurs in connection with a Change in Control of the Company, unless otherwise provided in any subsequent employment agreement with the Company or any parent, subsidiary or predecessor of the Company (a “Related Company”) (in which case the terms of such employment agreement shall supersede this Section 6), the unvested portion of the Shares held by you on the date of such Double Trigger Event shall automatically become 100% vested as of the date set forth in Section 6(b) below.

(b)        Notwithstanding the foregoing, the unvested portion of the Shares held by you on the date of such Double Trigger Event shall not become vested unless, not later than sixty (60) days after the termination date, you have executed a release of claims in favor of the Company, its affiliates and their respective officers and directors in a form provided by the Company (the “Release”), and the period during which the Release may be revoked has expired without you having revoked the Release. Such unvested portion of the Shares shall vest on the first payroll date following the date the Release becomes effective, or, if such 60-day period begins in one calendar year and ends in a second calendar year, the first payroll date during the second calendar year following the date the Release becomes effective, as described above.

7.       Administration. This Agreement and your rights hereunder are subject to all the terms and conditions of the Plan, as the same may be amended from time to time, as well as to such rules and regulations as the Administrator may adopt for administration of the Plan. In the event there is any inconsistency between the terms of this Agreement and the Plan, the terms of the Plan shall supersede and replace the inconsistent terms of this Agreement. It is expressly understood that the Administrator is authorized to administer, construe, and make all determinations necessary or appropriate to the administration of the Plan and this Agreement, all of which shall be binding upon you.

8.       Amendment, Modification or Termination. The Plan contains certain provisions giving the Administrator the power to amend, modify, or terminate this Award or the Plan at any time. However, except as specifically provided in the Plan, no such termination, amendment, or modification of the Plan or this Award may in any material way adversely affect your rights under this Agreement without your written consent.

9.       Governing Law. To the extent not preempted by federal law, this Agreement shall be governed by, and construed in accordance with, the laws of the State of Texas.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the Award Date.

AMERICA’S CAR-MART, INC.
By:
[Name of Participant]	Vickie D. Judy, Chief Financial Officer

EXHIBIT A

IRREVOCABLE PROXY

The undersigned does hereby irrevocably make, constitute and appoint the Board of Directors (the “Board”) of America’s Car-Mart, Inc., a Texas corporation (hereinafter the “Company”), or such other person or persons as are designated by such Board (in any such case, the “Proxyholder”), as the attorney and proxy of the undersigned, with full power of substitution, to vote all shares of common stock of the Company that the undersigned received or otherwise elected to purchase under the Company’s 2024 Equity Incentive Plan and is or may hereafter be entitled to vote (the “Shares”), at any and all meetings of the stockholders of the Company and to give written consent to any action of the stockholders of the Company.

As to each matter submitted to a vote of stockholders (including any action by written consent of the stockholders), the Proxyholder shall cast or withhold the votes to which the Shares are entitled with respect to such matter in proportion to the votes cast or withheld by all other holders of shares of common stock present at the meeting at which such action is taken (or otherwise participating in such action), as follows: (i) the Proxyholder shall cast as affirmative votes a percentage of the total number of votes to which the Shares collectively are entitled on such matter (the “Total Shares Votes”) equal to the percentage of all votes of shares of common stock present at the meeting for, or otherwise participating in, such action which were cast as affirmative votes; (ii) if, in the election of directors of the Company, the holders of shares of common stock are entitled to withhold votes for any director nominee, the Proxyholder shall withhold from each director nominee a percentage of the Total Shares Votes equal to the percentage of all votes of shares of common stock present at the meeting for, or otherwise participating in, such action which were withheld from such nominee; (iii) the Proxyholder shall cast as negative votes a percentage of the Total Shares Votes equal to the percentage of all votes of shares of common stock present at the meeting for, or otherwise participating in, such action which were cast as negative votes; and (iv) if such action is considered and voted on at a meeting of stockholders, the Proxyholder shall refrain from casting a percentage of the Total Shares Votes equal to the percentage of all votes of shares of common stock which were present at such meeting but which abstained from voting in such matter.

The undersigned agrees that this Irrevocable Proxy is made irrevocable by him or her and coupled with an interest by the Proxyholder in the Shares, all in accordance with the provisions of Texas law. This Irrevocable Proxy is executed in consideration of the issuance of the Shares to the undersigned pursuant to the Company’s 2024 Equity Incentive Plan.

This Irrevocable Proxy shall terminate in its entirety on the date that the Period of Restriction (as defined in the Company’s 2024 Equity Incentive Plan) ends with respect to the Shares.

The undersigned executes this Irrevocable Proxy as of this ___ day of _____________, 20__.

___________________________________

[Name of Participant]